Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Analyst and Press Inquiries: David Leggette , Principal 610.995.2500	Investor Relations: 888.711.4272 www.cbreclarion.com

CBRE CLARION GLOBAL REAL ESTATE INCOME FUND APPOINTS NEW TRUSTEE

Philadelphia – June 24, 2020 – The Board of Trustees of the CBRE Clarion Global Real Estate Income Fund (NYSE: IGR) announced today that Heidi Stam has been appointed to the Board and joined as an independent Trustee effective June 1, 2020.

“We welcome Heidi to the Board and feel her expertise and background are very relevant and complementary to our other Board members,” commented Ritson Ferguson, Chairman of IGR’s Board. “She brings tremendous experience and perspective on the investment management business and strong governance which will benefit our shareholders.”

Ms. Stam has 30 years of investment industry experience with comprehensive knowledge of asset management and capital markets. Prior to her retirement in 2016, she served as Managing Director and General Counsel at Vanguard and as a member of the senior executive team responsible for strategy, capital allocation and talent. She led a 300-member global legal / compliance division and worked closely with industry trade associations to develop regulatory policy. As Corporate Secretary and Secretary of the Vanguard Funds, she supported the funds’ Board as chief legal / governance advisor. She also chaired the Leadership Advisory Council and was a committee member for proxy oversight, global investment, public policy, benefits, and remuneration. Prior to Vanguard, Ms. Stam served in multiple roles over 10 years with the US Securities and Exchange Commission’s Division of Investment Management. Ms. Stam now serves as a member of the SEC’s Investor Advisory Committee and of the National Adjudicatory Council for FINRA. Additionally, she maintains an active consulting and executive coaching practice. Ms. Stam earned her Master of Laws from Harvard Law School, Doctor of Law from American University, and a Bachelor of Arts in Political Science from Tufts University.

About CBRE Clarion Securities:

CBRE Clarion Securities is a registered investment advisory firm specializing in the management of global real asset securities for institutional investors. Headquartered near Philadelphia, the firm has employees located in offices in the United States, United Kingdom, Japan, and Australia. For more information about CBRE Clarion Securities, please visit cbreclarion.com.

CBRE Clarion Securities is the listed equity management arm of CBRE Global Investors. CBRE Global Investors is a global real asset investment management firm with $108.1 billion in assets under management* as of March 31, 2020. The firm sponsors investment programs across the risk/return spectrum for investors worldwide.

CBRE Global Investors is an independently operated affiliate of CBRE Group, Inc. (NYSE:CBRE). It harnesses the research, investment sourcing and other resources of the world’s largest commercial real estate services and investment firm (based on 2019 revenue) for the benefit of its investors. CBRE Group, Inc. has more than 100,000 employees (excluding affiliates) and serves real estate investors and occupiers through approximately 530 offices (excluding affiliates) worldwide. For more information about CBRE Global Investors, please visit www.cbreglobalinvestors.com.

* Assets under management (AUM) refers to the fair market value of real assets-related investments with respect to which CBRE Global Investors provides, on a global basis, oversight, investment management services and other advice and which generally consist of investments in real assets; equity in funds and joint ventures; securities portfolios; operating companies and real assets-related loans. This AUM is intended principally to reflect the extent of CBRE Global Investors’ presence in the global real assets market, and its calculation of AUM may differ from the calculations of other asset managers.